EXHIBIT 21.1
                      RECKSON OPERATING PARTNERSHIP, L. P.
                            STATEMENT OF SUBSIDIARIES

Name                                            State of Organization
-------------------------------                 ---------------------
Omni Partners, L. P.                            Delaware
Reckson FS Limited Partnership                  Delaware
Metropolitan Partners, LLC                      Delaware
Reckson Management Group, Inc.                  New York
Reckson Construction Group, Inc.                New York
RT Tri-State LLC                                Delaware
Metropolitan 919 3rd Avenue LLC                 Delaware
1350 LLC                                        Delaware
Magnolia Associates, LTD                        Florida
Metropolitan 810 7th Avenue LLC                 Delaware
100 Wall Company LLC                            New York